Exhibit 99.1

IFMI & PRINCERIDGE COMPLETE STRATEGIC TRANSACTION

Philadelphia and New York, June 1, 2011 – Institutional Financial Markets, Inc. (NYSE AMEX: IFMI) (“IFMI”) is pleased to announce the completion of its transaction with PrinceRidge Holdings LP (“PrinceRidge”), pursuant to which IFMI contributed the equity interests in a subsidiary comprising a substantial part of its capital markets segment to PrinceRidge in exchange for a majority of the equity interest in PrinceRidge. This transaction furthers IFMI’s objective of expanding its capital markets business.

“We are excited to announce the completion of our investment in PrinceRidge. The two platforms are complementary with very little overlap. Our clients will have access to an expanded set of product offerings, and we expect our combined results to drive value for our shareholders,” said Daniel G. Cohen, Chairman and Chief Executive Officer of IFMI.

“With an improved capital position, increased scale, and enhanced opportunities, PrinceRidge is well positioned to provide value to our customers. We believe that together we have the right combination of resources to effectively compete in today’s marketplace,” said John P. Costas, Chairman of PrinceRidge.

Over sixty of IFMI’s capital markets professionals and certain support staff are now working under PrinceRidge. It is anticipated that most of the professionals in IFMI’s European capital markets operation will join their U.S. colleagues as part of the new structure after PrinceRidge obtains an FSA license in the United Kingdom.

IFMI and PrinceRidge have completed the initial 30-day review by FINRA, pursuant to which FINRA did not take any action to halt the transaction or impose interim restrictions on the transaction. The final closing of the transaction remains subject to final FINRA approval.

About IFMI

IFMI is an investment firm specializing in credit-related fixed income investments. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown into a more diversified fixed income specialist. IFMI’s primary operating segments are: Capital Markets and Asset Management. The Company’s Capital Markets segment consists of credit-related fixed income sales and trading as well as new issue placements in corporate and securitized products. IFMI’s Asset Management segment manages assets through listed and private companies, funds, managed accounts, and collateralized debt obligations. As of March 31, 2011, IFMI managed approximately $9.6 billion in credit-related fixed income assets in a variety of asset classes including U.S. trust preferred securities, European hybrid capital securities, Asian commercial real estate debt, and mortgage- and asset-backed securities. For more information, please visit www.ifmi.com.

About PrinceRidge

PrinceRidge is a financial services firm built upon extensive industry experience, professionalism, and integrity. The firm is client-oriented and fixed-income focused. PrinceRidge offers a variety of financial services to their customer base including sales and trading in corporate credit and structured products and investment banking services such as new issue placements, underwritings, and M&A advisory. PrinceRidge is committed to employing the highest quality professionals with significant industry experience, deep product knowledge, integrity, and entrepreneurial spirit. For more information about The PrinceRidge Group LLC please visit www.princeridge.com.

Forward-looking Statements

This communication contains certain statements, estimates and forecasts with respect to future performance and events. These statements, estimates and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements expressed or implied in the forward-looking statements including, but not limited to, the receipt of final approval of FINRA and the final closing of the PrinceRidge transaction or the unwinding of the transaction with PrinceRidge if final FINRA approval is not obtained, in addition to those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.ifmi.com/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) lack of liquidity, i.e. ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, and (h) a potential Ownership Change under Section 382 of the Internal Revenue Code. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact for IFMI:

Investors:	Media:
Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden, 212-895-8665
Chief Financial Officer	jgolden@joelefrank.com
investorrelations@ifmi.com

Contact for PrinceRidge:

PrinceRidge Holdings LP

Colette C. Dow, 646-792-5601

Chief Operating Officer

CDow@princeridge.com